Exhibit 99.1

  Resources Corp.

NEWS RELEASE	July 21, 2010

Xtra-Gold Announces that it has Entered into a Letter of Intent to Option its Banso and Muoso Prospecting Licenses (the “Concessions”) in Ghana, West Africa and Appoints CFO

Xtra-Gold Resources Corp. (“Xtra-Gold’’ or “the Company”) – (OTCBB:XTGR) is pleased to announce that it has signed a Letter of Intent with Verbina Resources Inc. (Verbina) - (TSXV:VUR-V) whereby Verbina may earn a 55% undivided interest in Xtra-Gold’s interest in the lode mining rights of its Banso and Muoso Concessions in Ghana.

In order to acquire an undivided 55% interest Verbina shall complete the following:

1.	remit cash payments to Xtra-Gold in the aggregate amount of US$300,000 consisting of US$100,000 upon the Effective Date and a further US$200,000 within 90 days of the Effective Date;

2.	issue 1,000,000 fully paid and non-assessable common shares of Verbina to Xtra-gold upon the Effective Date; and

3

Incur a total of US$4,500,000 in exploration expenditures on the Concessions within five years of the Effective Date with US$500,000 to be incurred in the first year from the Effective Date and US$1,000,000 in each year thereafter. Verbina shall have the right to accelerate the exploration expenditures at any time.

In addition, Verbina will pay Xtra-Gold a further US$50,000 on the Effective Date to acquire an immediate 55% interest in the alluvial rights to the Concessions and such purchase will be subject to a definitive agreement to be entered into on or before the Effective Date.

Verbina shall act as Operator during the Option period and, in the event Verbina exercises the Option, a joint venture will be formed for the further exploration and development of the Concessions.

Xtra-Gold CFO Appointment

Xtra-Gold is also pleased to announce that Mr. John Charles Ross, M.B.A., C.A. has been appointed the Company’s CFO. Mr. Ross has an extensive background in the mining financial field and he has worked for such organisations as Rio Algom as Manager, Financial Reporting; IAMGold Corp. as CFO; FNX Mining Company as CFO and currently acts as part-time CFO for Tri Origin Exploration Ltd.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with a dominant land position in the highly prospective and under explored Kibi–Winneba greenstone belt (‘Kibi Gold Belt’) located in Ghana, West Africa. For further information, please visit our website at www.xtragold.com. If you have any questions, please contact Paul Zyla, President, at 416-579-2274.

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The Company does not assume any obligation to update any forward-looking statements, save and except as may be required by applicable securities laws.